Exhibit 99.1

NEWS FROM BANK MUTUAL CORPORATION
(EMBARGOED UNTIL 3:15 P.M. CENTRAL)

CONTACTS:	Bank Mutual Corporation
David A. Baumgarten
President and Chief Executive Officer
or
Michael W. Dosland
Senior Vice President and Chief Financial Officer
(414) 354-1500

BANK MUTUAL CORPORATION REPORTS 26% INCREASE IN

NET INCOME FOR THE FIRST QUARTER OF 2016

Milwaukee, Wisconsin

April 20, 2016

Bank Mutual Corporation (NASDAQ: BKMU) reported net income of $4.5 million or $0.10 per diluted share in the first quarter of 2016, which was a 25.9% increase over net income of $3.6 million or $0.08 per diluted share in the same quarter of 2015. This improvement was due to higher net interest income, higher loan-related fees, lower compensation-related expenses, and lower occupancy, equipment, and data processing costs. In addition, the first quarter of 2015 included a loss on real estate held for investment. These developments were partially offset by lower recovery of loan losses, lower brokerage and insurance commissions, higher advertising and marketing expenses, and higher income tax expense.

David A. Baumgarten, President and Chief Executive Officer of Bank Mutual, commented, “Annualized loan growth of almost 11% in the first quarter exceeded expectations as a favorable rate environment and relatively mild winter lifted our commercial and multi-family lending." He added, “This also pushed our loan fee income to $1.3 million in the first quarter, which is the highest it’s ever been.” Baumgarten continued, “Revenue from our brokerage and insurance and mortgage banking lines of business were both down compared to the first quarter of last year. However, both of these businesses posted better results than we had expected in the first quarter of 2016, which we are hopeful will continue for the remainder of the year.”

Bank Mutual’s net interest income increased by $484,000 or 2.8% during the first quarter of 2016 compared to the same quarter in 2015. However, included in the 2016 quarter was a call premium of $482,000 that Bank Mutual received on a mortgage-related security that was called by its issuer. Excluding this call premium, net interest income in the first quarter of 2016 was comparable to the same quarter in 2015. The favorable impacts on net interest income of an increase in Bank Mutual’s earning assets, as well an increase in funding from non-interest bearing checking accounts, were substantially offset by a decrease in Bank Mutual’s net interest margin, excluding the impact of the call premium.

Bank Mutual’s average earning assets increased by $144.7 million or 6.7% during the three months ended March 31, 2016, compared to the same period in 2015. This increase was primarily attributable to a $121.3 million or 7.5% increase in average loans receivable and a $19.7 million or 3.9% increase in average mortgage-related securities in the 2016 quarter compared to the same quarter in the prior year.

Also contributing favorably to Bank Mutual’s net interest income in recent periods, as well as its net interest margin, was an increase in funding from non-interest-bearing checking accounts. The average balance in these accounts increased by $27.3 million or 14.2% in the first quarter of 2016 compared to the same quarter in 2015.

Bank Mutual’s net interest margin was 2.99% during the first quarter of 2016, excluding the impact of the call premium. This compared to 3.19% in the same quarter last year. In the 2016 quarter the average yield on Bank Mutual’s earning assets decreased by 15 basis points (excluding the call premium) and its average cost of funds increased by five basis points compared to the prior-year quarter. The decrease in the average yield on earning assets was largely due to the continued repricing of Bank Mutual’s loan portfolio to lower yields in the current interest rate environment, as well as its continued emphasis on the origination of variable-rate loans, which generally have lower initial yields than fixed-rate loans. Also contributing to the decrease in yield on earning assets was the purchase of mortgage-related securities in 2016 at yields that were less than the prevailing yields in the investment portfolio.

The increase in Bank Mutual’s average cost of funds was primarily due to a seven basis point increase in its average cost of deposits in the first quarter of 2016 compared to the same quarter in the prior year. In recent periods Bank Mutual has increased the rates and lengthened the maturity terms on certain of the certificates of deposit it offers customers in an effort to fund growth in earning assets and to manage exposure to future changes in interest rates. The impact of this increase was offset slightly by a decline in the average cost of borrowings from the Federal Home Loan Bank (“FHLB”) of Chicago. This decline was caused by an increase in overnight borrowings, which have been drawn to fund growth in earning assets in recent periods. Overnight borrowings generally have a lower interest cost than the rates Bank Mutual offers on its certificates of deposit.

Bank Mutual’s loan loss recoveries were $573,000 in the first quarter of 2016 compared to $964,000 in the same quarter last year. A continued decline in Bank Mutual’s actual loan charge-off experience in recent periods has had a favorable impact on the methodology it uses to compute general valuation allowances for most of its loan types, which is the principal reason for the recoveries in the 2016 and 2015 quarters. Annualized net loan charge-offs were only 0.02% of average loans receivable in the first quarter of 2016 and only 0.06% in all of 2015. Also contributing to the loan loss recoveries in recent periods, however, has been a continued decline in the level of Bank Mutual’s non-performing and classified loans, as described later in this release. Although general economic, employment, and real estate conditions continue to be relatively stable in Bank Mutual’s markets, management does not expect loan loss recoveries to continue in future periods, especially if its loan portfolio continues to grow. Also, there can be no assurances that general economic, employment, and real estate conditions will continue to be stable or that classified loans, non-performing loans, and/or loan charge-off experience will not increase in future periods. As such, there can be no assurances that Bank Mutual’s provision for or recovery of loan losses will not fluctuate considerably from period to period.

Deposit-related fees and charges declined by $38,000 or 1.4% during the three months ended March 31, 2016, compared to the same period in the previous year. Deposit-related fees and charges consist of overdraft fees, ATM and debit card fees, merchant processing fees, account service charges, and other revenue items related to services performed by Bank Mutual for its retail and commercial deposit customers. Management attributes the decline in deposit-related fees and charges to changes in customer spending behavior in recent periods which has resulted in lower revenue from overdraft charges and from check printing commissions. These developments have been partially offset by increased revenue from treasury management and merchant card processing services that Bank Mutual offers to commercial depositors.

Loan-related fees were $1.3 million during the three months ended March 31, 2016, compared to $437,000 during the same period in 2015. Loan-related fees consist of periodic income from lending activities that are not deferred as yield adjustments under the applicable accounting rules. The largest source of fees in this revenue category is interest rate swap fees related to commercial loan relationships. Bank Mutual mitigates the interest rate risk associated with certain of its loan relationships by executing interest rate swaps, the accounting for which results in the recognition of a certain amount of fee income at the time the swap contracts are executed. Management attributes the increase in loan-related fees to a lower interest rate environment in 2016 that has increased borrower preference for the types of transactions that generate interest rate swap fees. Management believes this source of revenue will vary considerably from period to period depending on the rate environment and on borrower preference for the types of transactions that generate interest rate swaps.

Brokerage and insurance commissions were $867,000 during the first quarter of 2016, which was $299,000 or 25.6% lower than the same quarter in the previous year. This revenue item generally consists of commissions earned on sales of tax-deferred annuities, mutual funds, and certain other securities, fees earned for investment advisory services, and commissions earned on sales of personal and business insurance products. However, the first quarter of the prior year included a non-recurring incentive payment. Excluding that amount, brokerage and insurance commissions would have been $308,000 or 55% higher in the first quarter of 2016 than they were in the same quarter of 2015. Management attributes this increase to new products, services, systems, and investment advisors that Bank Mutual has added in recent periods.

Mortgage banking revenue, net, was $825,000 and $866,000 during three-month periods ended March 31, 2016 and 2015, respectively. The following table presents the components of mortgage banking revenue, net, for the periods indicated:

	Three Months Ended March 31
	2016	2015
	(Dollars in thousands)
Gross loan servicing fees	$646	$676
MSR amortization	(433)	(508)
Change in MSR valuation allowance	–	–
Loan servicing revenue, net	213	168
Gain on loan sales activities, net	612	698
Mortgage banking revenue, net	$825	$866

Loan servicing revenue, net, was $213,000 in the first quarter of 2016 compared to $168,000 in the same period in 2015. This increase was caused by a decline in amortization of mortgage servicing rights (“MSRs”) that was only partially offset by a decrease in gross servicing fees. The decrease in MSR amortization was due to a lower level of loan refinance activity in 2016 compared to 2015. The decrease in gross servicing fees was the result of an overall decline in loans serviced for third-party investors. As of March 31, 2016, Bank Mutual serviced $1.03 billion in loans for third-party investors compared to $1.04 billion at December 31, 2015.

The change in valuation allowance that Bank Mutual establishes against its MSRs is recorded as a recovery or loss, as the case may be, in the period in which the change occurs. As of March 31, 2016, Bank Mutual had no valuation allowance against its MSRs, which had a net book value of $7.0 million as of that date. MSR valuation allowances typically increase in periods of lower market interest rates, which results in a charge to earnings in the period of the increase. During lower market interest rate environments, such as that which has occurred in recent months, loan refinance activity and expectations for future loan prepayments generally increase, which typically reduces the fair value of MSRs and results in an increase in the MSR valuation allowance. However, market interest rates for one- to four-family mortgage loans as of March 31, 2016, were not sufficiently low enough to generate an MSR valuation allowance as of that date. However, there can be no assurances that an increase in the MSR valuation allowance will not be required in the future, particularly if market interest rates for one- to four-family residential loans remain low or decline further.

Gain on loan sales activities, net, was $612,000 and $698,000 during the three-month periods ended March 31, 2016 and 2015, respectively. Bank Mutual typically sells most of the fixed-rate, one- to four-family mortgage loans that it originates. In the first quarter of 2016, sales of these loans were $20.6 million, which was $4.8 million or 18.7% lower than the same quarter of 2015. This decrease was primarily caused by a lower level of loan refinance activity in 2016 compared to 2015. However, despite this decrease, management anticipates that lower market rates for one- to four-family mortgage loans early in 2016, combined with expectations for an improving housing market in 2016, could result in higher originations and sales of residential loans by Bank Mutual during the remainder of 2016 compared to the same period in 2015. As of March 31, 2016, Bank Mutual’s pipeline of residential loans intended for sale was the highest it had been since early 2013. However, the origination and sale of residential loans is subject to variations in market interest rates and other factors outside of management’s control. Accordingly, there can be no assurances that such originations and sales will increase or will not vary considerably from period to period.

During the first quarter of 2015 Bank Mutual recorded a $320,000 loss on a number of real estate properties that it held for investment purposes. No real estate properties were sold in the first quarter of 2016. However, Bank Mutual continues to actively market certain properties that it holds for investment purposes. There can be no assurances that Bank Mutual will be able to sell these properties or that gains or losses on the sales of such properties will not fluctuate considerably from period to period.

Compensation-related expenses decreased by $697,000 or 6.2% during the three months ended March 31, 2016, compared to the same period in 2015. This decrease was mostly due to lower costs associated with Bank Mutual’s defined benefit pension plan, which was due in part to an increase in the discount rate used to determine the present value of the pension obligation, but also to a freezing of the plan’s benefits at the end of 2015. This latter change also resulted in a lengthening of the amortization period for unrealized losses in the pension plan, which further contributed to lower pension costs in 2016. Also contributing to the decrease in compensation-related expenses in the 2016 quarter compared to the same quarter in the prior year was a decline in the number of employees at Bank Mutual. This decline was primarily due to the consolidation of seven retail banking offices in the second quarter of 2015. In addition, four retail banking offices were consolidated in March 2016. These developments were partially offset by normal annual merit increases granted to most employees at the beginning of 2016, as well as higher stock-based compensation and employee commission expense compared to the first quarter of 2015.

Occupancy, equipment, and data processing expenses declined by $268,000 or 7.1% during the three months ended March 31, 2016, compared to the same period in 2015. The first quarter of the prior year included $269,000 in one-time costs associated with Bank Mutual’s announcement that it would be consolidating seven retail branch offices later in 2015. Other occupancy-related costs declined by over $300,000 in the first quarter of 2016 compared to the same quarter of the prior year due principally to such consolidations. However, this improvement was substantially offset by increased data processing, software, and equipment costs associated with other initiatives undertaken by Bank Mutual since the first quarter of last year.

Advertising and marketing-related expense was $585,000 and $312,000 during the three months ended March 31, 2016 and 2015, respectively. In 2016 management anticipates that it may increase advertising and marketing-related expense by 20% to 25% compared to 2015 in an effort to increase sales and expand Bank Mutual’s overall brand awareness, especially as such relates to the retail deposit business. However, this increase will depend on future management decisions and there can be no assurances.

Federal deposit insurance premiums were $422,000 and $370,000 during the three months ended March 31, 2016 and 2015, respectively. This increase was due primarily to an increase in Bank Mutual’s total assets in 2016 compared to 2015. In March 2016 the Federal Deposit Insurance Corporation (“FDIC”) issued a final rule that changes how insured financial institutions less than $10 billion in assets, such as Bank Mutual, will be assessed for deposit insurance. Although the new rule becomes effective on July 1, 2016, deposit insurance assessment rates will not change for insured institutions until the deposit insurance fund reaches a certain level, as specified in the new rule. The FDIC estimates this level could be reached in the second quarter of 2016, although there can be no assurances. Once the new deposit insurance assessment rates become effective, management estimates that Bank Mutual’s federal deposit insurance premiums could decline by approximately 30% per quarter. The final rule also established a process for the creation of insurance premium credits for insured institutions with less than $10 billion in assets. These credits would be determined by the FDIC at a future date in accordance with performance measures established for the deposit insurance fund, as specified in the new rule. The credits could be used by insured institutions to offset future premium costs until the credits are exhausted. At this time, management is unable to determine the amount or timing of the credits that it might be awarded, if any.

Net losses and expenses on foreclosed real estate were $42,000 and $145,000 during the three months ended March 31, 2016 and 2015, respectively. In general, Bank Mutual has experienced lower losses and lower expenses on foreclosed real estate in recent periods due to reduced levels of foreclosed properties and improved market conditions.

Other non-interest expense was $2.4 million in the first quarter of 2016 compared to $2.3 million in the same quarter of last year. In the 2016 quarter Bank Mutual prepaid $9.2 million in fixed-rate FHLB of Chicago advances. These advances had originally been drawn to fund the purchase of mortgage-related securities that were called by the issuer during the quarter, as previously described. Management elected to prepay these advances concurrent with the call, which resulted in a prepayment penalty of $207,000.

Income tax expense was $2.6 million and $2.1 million during the three months ended March 31, 2016 and 2015, respectively. The effective tax rates (“ETRs”) for these periods were 36.5% and 36.7%, respectively. Bank Mutual’s ETR will vary from period to period due primarily to the impact of non-taxable revenue items, such as earnings from BOLI and tax-exempt interest income.

As previously noted in this release, Bank Mutual completed the consolidation of four retail banking offices in March 2016. These consolidations were in addition to seven retail banking offices that were consolidated in the second quarter of 2015. Management estimates the most recent consolidation will result in annual net cost savings of approximately $1.0 million.

Bank Mutual’s total assets increased by $31.2 million or 1.2% during the three months ended March 31, 2016. During this period Bank Mutual’s loans receivable increased by $47.3 million. This increase was primarily funded by an increase in deposit liabilities, borrowings, and advance payments by borrowers. Also funding the increase was a decrease in cash and cash equivalents. Bank Mutual’s total shareholders’ equity was $284.2 million at March 31, 2016, compared to $279.4 million at December 31, 2015.

Bank Mutual’s loans receivable increased by $47.3 million or 2.7% during the three months ended March 31, 2016. During this period increases in multi-family, commercial real estate, and construction loans (net of the undisbursed portion) were partially offset by declines in Bank Mutual’s other loan categories. Management believes that the overall loan growth experienced in recent periods is sustainable in the near term. However, the loan portfolio is subject to economic, market, and competitive factors outside of Bank Mutual’s control and there can be no assurances that expected loan growth will continue or that total loans will not decrease in future periods.

Bank Mutual’s deposit liabilities increased by $14.4 million or 0.8% during the three months ended March 31, 2016. Transaction deposits, which consist of checking, savings, and money market accounts, increased by $10.7 million or 0.9% during the period and certificates of deposit increased by $3.7 million or 0.7%. As noted earlier in this release, Bank Mutual increased rates and lengthened maturity terms on certain of the certificates of deposit it offers customers in recent periods. Accordingly, management believes that the average cost of Bank Mutual’s certificates of deposit may continue to increase modestly for the foreseeable future, which would have an adverse impact on its net interest margin. Management further believes that the low interest rate environment that has persisted for the past few years has encouraged some customers to switch to transaction deposits in an effort to retain flexibility in the event interest rates increase in the future. If interest rates increase in the future, customer preference may shift from transaction deposits back to certificates of deposit, which typically have a higher interest cost to Bank Mutual. This development could also increase Bank Mutual’s cost of funds in the future, which would also have an adverse impact on its net interest margin.

Bank Mutual’s shareholders’ equity was $284.2 million at March 31, 2016, compared to $279.4 million at December 31, 2015. This increase was due to $4.5 million in net income and a $2.3 million decrease in accumulated other comprehensive loss. These developments were only partially offset by $2.3 million in regular dividends. The decrease in accumulated other comprehensive loss was mostly due to an increase in the fair value of available-for-sale securities, which was caused by a decline in market interest rates during the period. Bank Mutual did not repurchase a significant amount of its common stock during the three months ended March 31, 2016. The book value of Bank Mutual’s common stock was $6.24 per share at March 31, 2016, compared to $6.15 at December 31, 2015.

Bank Mutual’s non-performing loans were $12.7 million or 0.71% of loans receivable as of March 31, 2016, compared to $13.6 million or 0.78% of loans receivable as of December 31, 2015. Non-performing assets, which includes non-performing loans, were $15.9 million or 0.63% of total assets and $16.9 million or 0.68% of total assets as of these same dates, respectively. Non-performing assets are classified as “substandard” in accordance with Bank Mutual’s internal risk rating policy. In addition to non-performing assets, at March 31, 2016, management was closely monitoring $34.6 million in additional loans that were classified as “special mention” and $16.0 million in additional loans that were classified as “substandard” in accordance with Bank Mutual’s internal risk rating policy. These amounts compared to $32.4 million and $23.5 million, respectively, as of December 31, 2015. As of March 31, 2016, most of these additional loans that were classified as “special mention” or “substandard” were secured by commercial real estate, multi-family real estate, land, and certain commercial business assets. Management does not believe any of these loans were impaired as of March 31, 2016, although there can be no assurances that the loans will not become impaired in future periods. Loans classified as “substandard” declined during the three months ended March 31, 2016, due to the upgrade or payoff of loans during the period.

Trends in the credit quality of Bank Mutual’s loan portfolio are subject to many factors that are outside of Bank Mutual’s control, such as economic and market conditions. As such, there can be no assurances that there will not be significant fluctuations in Bank Mutual’s non-performing assets and/or classified loans in future periods or that there will not be significant variability in Bank Mutual’s provision for loan losses from period to period.

Bank Mutual’s allowance for loan losses was $17.0 million or 0.95% of total loans at March 31, 2016, compared to $17.6 million or 1.01% of total loans at December 31, 2015. As a percent of non-performing loans, Bank Mutual’s allowance for loan losses was 134.3% at March 31, 2016, compared to 129.5% at December 31, 2015. Management believes the allowance for loan losses at March 31, 2016, was adequate to cover probable and estimable losses in Bank Mutual’s loan portfolio as of that date. However, future increases to the allowance may be necessary and results of operations could be adversely affected if future conditions differ from the assumptions used by management to determine the allowance for loan losses as of the end of the period.

Bank Mutual Corporation is the third largest financial institution holding company headquartered in the state of Wisconsin based on total assets. Its stock is quoted on the NASDAQ Global Select Market under the ticker BKMU. As of March 31, 2016, its subsidiary bank operated 64 banking locations in the state of Wisconsin and one in Minnesota.

* * * * *

Cautionary Statements

This release contains or incorporates by reference various forward-looking statements concerning Bank Mutual's prospects that are based on the current expectations and beliefs of management. Forward-looking statements may contain, and are intended to be identified by, words such as “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection,” “intend,” and similar expressions; the use of verbs in the future tense and discussions of periods after the date on which this report is issued are also forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks, and uncertainties, many of which are beyond Bank Mutual's control, that could cause Bank Mutual's actual results and performance to differ materially from what is stated or expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of Bank Mutual: general economic conditions, including volatility in credit, lending, and financial markets; weakness and declines in the real estate market, which could affect both collateral values and loan activity; periods of relatively high unemployment or economic weakness and other factors which could affect borrowers’ ability to repay their loans; negative developments affecting particular borrowers, which could further adversely impact loan repayments and collection; legislative and regulatory initiatives and changes, including action taken, or that may be taken, in response to difficulties in financial markets and/or which could negatively affect the rights of creditors; monetary and fiscal policies of the federal government; the effects of further regulation and consolidation within the financial services industry; regulators’ strict expectations for financial institutions’ capital levels and restrictions imposed on institutions, as to payments of dividends, share repurchases, or otherwise, to maintain or achieve those levels; recent, pending, and/or potential rulemaking or other actions by the Consumer Financial Protection Bureau (“CFPB”) and other regulatory or other actions affecting Bank Mutual; increased competition and/or disintermediation within the financial services industry; changes in tax rates, deductions and/or policies; potential further changes in FDIC premiums and other governmental assessments; changes in deposit flows; changes in the cost of funds; fluctuations in general market rates of interest and/or yields or rates on competing loans, investments, and sources of funds; demand for loan or deposit products; illiquidity of financial markets and other negative developments affecting particular investment and mortgage-related securities, which could adversely impact the fair value of and/or cash flows from such securities; changes in customers’ demand for other financial services; Bank Mutual’s potential inability to carry out business plans or strategies; changes in accounting policies or guidelines; natural disasters, acts of terrorism, or developments in the war on terrorism or other global conflicts; the risk of failures in computer or other technology systems or data maintenance, or breaches of security relating to such systems; and the factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularly under Part I, Item 1A, “Risk Factors,” of Bank Mutual’s 2015 Annual Report on Form 10-K.

Bank Mutual Corporation and Subsidiaries

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)

	March 31	December 31
	2016	2015
ASSETS
Cash and due from banks	$22,420	$27,971
Interest-earning deposits	7,758	16,530
Cash and cash equivalents	30,178	44,501
Mortgage-related securities available-for-sale, at fair value	414,344	407,874
Mortgage-related securities held-to-maturity, at amortized cost
(fair value of $114,091 in 2016 and $121,641 in 2015)	111,043	120,891
Loans held-for-sale	3,999	3,350
Loans receivable (net of allowance for loan losses of $16,984
in 2016 and $17,641 in 2015)	1,787,292	1,740,018
Mortgage servicing rights, net	6,978	7,205
Other assets	179,537	178,328

Total assets	$2,533,371	$2,502,167

LIABILITIES AND EQUITY
Liabilities:
Deposit liabilities	$1,810,025	$1,795,591
Borrowings	377,841	372,375
Advance payments by borrowers for taxes and insurance	12,547	3,382
Other liabilities	48,715	51,425
Total liabilities	2,249,128	2,222,773
Equity:
Preferred stock - $0.01 par value:
Authorized - 20,000,000 shares in 2016 and 2015
Issued and outstanding - none in 2016 and 2015	-	-
Common stock - $0.01 par value:
Authorized - 200,000,000 shares in 2016 and 2015
Issued - 78,783,849 shares in 2016 and 2015
Outstanding - 45,575,567 shares in 2016 and 45,443,548 in 2015	788	788
Additional paid-in capital	484,956	486,273
Retained earnings	166,677	164,482
Accumulated other comprehensive loss	(7,044)	(9,365)
Treasury stock - 33,208,282 shares in 2016 and 33,340,301 in 2015	(361,134)	(362,784)
Total shareholders' equity	284,243	279,394

Total liabilities and equity	$2,533,371	$2,502,167

Bank Mutual Corporation and Subsidiaries

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share data)

	Three Months Ended
	March 31
	2016	2015
Interest income:
Loans	$16,936	$16,517
Mortgage-related securities	3,261	2,842
Investment securities	102	47
Interest-earning deposits	8	4
Total interest income	20,307	19,410
Interest expense:
Deposits	1,405	1,094
Borrowings	1,254	1,152
Total interest expense	2,659	2,246
Net interest income	17,648	17,164
Recovery of loan losses	(573)	(964)
Net interest income after recovery of loan losses	18,221	18,128
Non-interest income:
Deposit-related fees and charges	2,765	2,803
Loan-related fees	1,258	437
Brokerage and insurance commissions	867	1,166
Mortgage banking revenue, net	825	866
Income from bank-owned life insurance ("BOLI")	464	469
Loss on real estate held for investment	-	(320)
Other non-interest income	66	125
Total non-interest income	6,245	5,546
Non-interest expense:
Compensation, payroll taxes, and other employee benefits	10,467	11,164
Occupancy, equipment, and data processing costs	3,532	3,800
Advertising and marketing	585	312
Federal deposit insurance premiums	422	370
Losses and expenses on foreclosed real estate, net	42	145
Other non-interest expense	2,369	2,266
Total non-interest expense	17,417	18,057
Income before income tax expense	7,049	5,617
Income tax expense	2,576	2,064
Net income	$4,473	$3,553

Per share data:
Earnings per share-basic	$0.10	$0.08
Earnings per share-diluted	$0.10	$0.08
Cash dividends paid	$0.05	$0.04

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information

(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended
	March 31
Loan Originations and Sales	2016	2015
Loans originated for portfolio:
Commercial loans:
Commercial and industrial	$5,961	$28,535
Commercial real estate	15,484	10,304
Multi-family	45,808	19,453
Construction and development	59,930	34,983
Total commercial loans	127,183	93,275
Retail loans
One- to four-family first mortgages	16,691	14,714
Home equity	6,029	6,060
Other consumer	606	318
Total retail loans	23,326	21,092
Total loans originated for portfolio	$150,509	$114,367

Mortgage loans originated for sale	$21,228	$26,130

Mortgage loan sales	$20,619	$25,370

	March 31	December 31
Loan Portfolio Analysis	2016	2015
Commercial loans:
Commercial and industrial	$232,951	$235,313
Commercial real estate	312,149	299,550
Multi-family real estate	441,199	409,674
Construction and development loans:
Commercial real estate	42,842	28,156
Multi-family real estate	308,335	291,380
Land and land development	11,003	11,143
Total construction and development	362,180	330,679
Total commercial loans	1,348,479	1,275,216
Retail loans:
One- to four-family first mortgages
Permanent	457,232	461,797
Construction	38,514	42,357
Total one- to four-family first mortgages	495,746	504,154
Home equity loans:
Fixed term home equity	118,270	122,985
Home equity lines of credit	74,266	75,261
Total home equity loans	192,536	198,246
Other consumer loans:
Student	7,786	8,129
Other	11,537	11,678
Total consumer loans	19,323	19,807
Total retail loans	707,605	722,207
Gross loans receivable	2,056,084	1,997,423
Undisbursed loan proceeds	(250,036)	(238,124)
Allowance for loan losses	(16,984)	(17,641)
Deferred fees and costs, net	(1,772)	(1,640)
Total loans receivable, net	$1,787,292	$1,740,018

Loans serviced for others	$1,025,285	$1,038,588

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	March 31	December 31
Non-Performing Loans and Assets	2016	2015
Non-accrual commercial loans:
Commercial and industrial	$4,584	$4,915
Commercial real estate	3,820	3,968
Multi-family	292	-
Construction and development	758	766
Total commercial loans	9,454	9,649
Non-accrual retail loans:
One- to four-family first mortgages	2,180	2,703
Home equity	669	703
Other consumer	75	82
Total non-accrual retail loans	2,924	3,488
Total non-accrual loans	12,378	13,137
Accruing loans delinquent 90 days or more	273	484
Total non-performing loans	12,651	13,621
Foreclosed real estate and repossessed assets	3,267	3,306
Total non-performing assets	$15,918	$16,927
Non-performing loans to loans receivable, net	0.71%	0.78%
Non-performing assets to total assets	0.63%	0.68%

	March 31	December 31
Special Mention and Substandard Loans	2016	2015
(includes all non-performing loans, above)
Commercial loans:
Commercial and industrial	$11,979	$13,788
Commercial real estate	39,075	40,495
Multi-family	4,029	8,239
Construction and development	2,092	2,114
Total commercial loans	57,175	64,636
Retail loans:
One- to four-family first mortgages	5,347	4,081
Home equity	669	703
Other consumer	75	82
Total retail loans	6,091	4,866
Total	$63,266	$69,502

	Three Months Ended
	March 31
Activity in Allowance for Loan Losses	2016	2015
Balance at the beginning of the period	$17,641	$22,289
Provision for (recovery of) loan losses	(573)	(963)
Charge-offs:
Commercial and industrial	-	-
Commercial real estate	(20)	-
Multi-family	-	-
Construction and development	-	-
One- to four-family first mortgages	(21)	(78)
Home equity	(35)	(42)
Other consumer	(100)	(159)
Total charge-offs	(176)	(279)
Recoveries:
Commercial and industrial	2	4
Commercial real estate	16	54
Multi-family	30	-
Construction and development	-	-
One- to four-family first mortgages	25	11
Home equity	5	15
Other consumer	14	14
Total recoveries	92	98
Net charge-offs	(84)	(181)
Balance at end of period	$16,984	$21,145
Net charge-offs to average loans, annualized	0.02%	0.04%

	March 31	December 31
Allowance Ratios	2016	2015
Allowance for loan losses to non-performing loans	134.25%	129.51%
Allowance for loan losses to total loans	0.95%	1.01%

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	March 31	December 31
Deposit Liabilities Analysis	2016	2015
Non-interest-bearing checking	$219,611	$213,761
Interest-bearing checking	270,154	277,606
Savings accounts	224,181	217,633
Money market accounts	547,781	542,020
Certificates of deposit	548,298	544,571
Total deposit liabilities	$1,810,025	$1,795,591

	Three Months Ended
	March 31
Selected Operating Ratios	2016	2015
Net interest margin (1)	3.07%	3.19%
Net interest rate spread	2.98%	3.10%
Return on average assets	0.72%	0.60%
Return on average shareholders' equity	6.33%	5.04%
Efficiency ratio (2)	72.90%	78.41%
Non-interest expense as a percent of average assets	2.78%	3.03%
Shareholders' equity to total assets at end of period	11.22%	11.74%
(1) Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.
(2) Efficiency ratio is determined by dividing non-interest expense by the sum of net interest income, and non-interest income excluding real estate held for investment for the periods indicated.

	Three Months Ended
	March 31
Other Information	2016	2015
Average earning assets	$2,298,477	$2,153,813
Average assets	2,501,581	2,379,865
Average interest bearing liabilities	1,916,517	1,806,258
Average shareholders' equity	282,748	281,900
Weighted average number of shares outstanding:
As used in basic earnings per share	45,160,931	46,289,011
As used in diluted earnings per share	45,593,814	46,657,268

	March 31	December 31
	2016	2015
Number of shares outstanding (net of treasury shares)	45,575,567	45,443,548
Book value per share	$6.24	$6.15